Exhibit 10.2

COMMERCIAL PAPER DEALER AGREEMENT

4(a)(2) PROGRAM

among

OVINTIV CANADA ULC,

as Issuer

OVINTIV INC.,

as Guarantor

and

[●],

as Dealer

Concerning Notes to be issued pursuant to an Amended and Restated Commercial Paper Issuing and Paying Agent Agreement dated as of January 27, 2020 among the Issuer, the Guarantor and Citibank, N.A., as Issuing and Paying Agent

Dated as of January 28, 2020

Commercial Paper Dealer Agreement

4(a)(2) Program

This agreement (the “Agreement”) sets forth the understandings among the Issuer, the Guarantor and the Dealer, each named on the cover page hereof, in connection with the issuance and sale by the Issuer of its short-term promissory notes (the “Notes”) through the Dealer.

The Guarantor has agreed unconditionally and irrevocably to guarantee payment in full of the principal and interest (if any) on the Notes, pursuant to a guarantee, dated January 28, 2020, in the form of Exhibit C hereto (the “Guarantee”).

Certain terms used in this Agreement are defined in Section 6 hereof. Unless otherwise indicated, references in this Agreement to “$” refer to United States dollars.

The Addendum to this Agreement, and any Annexes or Exhibits described in this Agreement or such Addendum, are hereby incorporated into this Agreement and made fully a part hereof.

1.    Offers, Sales and Resales of Notes.

1.1    While (i) the Issuer has and shall have no obligation to sell the Notes to the Dealer or to permit the Dealer to arrange any sale of the Notes for the account of the Issuer, and (ii) the Dealer has and shall have no obligation to purchase the Notes from the Issuer or to arrange any sale of the Notes for the account of the Issuer, the parties hereto agree that in any case where the Dealer purchases Notes from the Issuer, or arranges for the sale of Notes by the Issuer, such Notes will be purchased or sold by the Dealer in reliance on the representations, warranties, covenants and agreements of the Issuer and the Guarantor contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein.

1.2    So long as this Agreement shall remain in effect, and in addition to the limitations contained in Sections 1.7 and 1.8 hereof, neither the Issuer nor the Guarantor shall, without the consent of the Dealer, offer, solicit or accept offers to purchase, or sell, any Notes except (a) in transactions with one or more dealers which may from time to time after the date hereof become dealers with respect to the Notes by executing with the Issuer and the Guarantor one or more agreements which contain provisions substantially identical to those contained in Section 1 of this Agreement, of which the Issuer and the Guarantor hereby undertake to provide the Dealer prompt notice or (b) in transactions with the other dealers listed on the Addendum hereto, which are executing agreements with the Issuer and the Guarantor which contain provisions substantially identical to Section 1 of this Agreement contemporaneously herewith. In no event shall the Issuer or the Guarantor offer, solicit or accept offers to purchase, or sell, any Notes directly on its own behalf in transactions with persons other than broker-dealers as specifically permitted in this Section 1.2.

1.3    The Notes shall be in a minimum denomination of $250,000 or integral multiples of $1,000 in excess thereof, will bear such interest rates, if interest bearing, or will be sold at such discount from their face amounts, as shall be agreed upon by the Dealer and the Issuer, shall have a maturity not exceeding 397 days from the date of issuance and may have such terms as are specified in Exhibit B hereto or the Private Placement Memorandum, a pricing supplement, or as otherwise agreed upon by the applicable purchaser and the Issuer. The Notes shall not contain any provision for extension, renewal or automatic “rollover.”

1.4    The authentication and issuance of, and payment for, the Notes shall be effected in accordance with the Issuing and Paying Agency Agreement, and the Notes shall be book-entry notes evidenced by one or more master note certificates registered in the name of DTC or its nominee (each, a “Master Note Certificate”), in the form or forms annexed to the Issuing and Paying Agency Agreement; provided, however, that in the event that DTC or its nominee discontinues providing its services as security depository with respect to the Notes, the Notes shall be evidenced by individual physical certificates unless a successor or replacement security depository acceptable to the Dealer shall be designated.

1.5    If the Issuer and the Dealer shall agree on the terms of the purchase of any Note by the Dealer or the sale of any Note arranged by the Dealer (including, but not limited to, agreement with respect to the date of issue, purchase price, principal amount, maturity and interest rate or interest rate index and margin (in the case of interest-bearing Notes) or discount thereof (in the case of Notes issued on a discount basis), and appropriate compensation for the Dealer’s services hereunder) pursuant to this Agreement, the Issuer shall cause such Note to be issued and delivered in accordance with the terms of the Issuing and Paying Agency Agreement and payment for such Note shall be made by the purchaser thereof, either directly or through the Dealer, to the Issuing and Paying Agent, for the account of the Issuer. Except as otherwise agreed, in the event that the Dealer is acting as an agent and a purchaser shall either fail to accept delivery of or make payment for a Note on the date fixed for settlement, the Dealer shall promptly notify the Issuer, and if the Dealer has theretofore paid the Issuer for the Note, the Issuer will promptly return such funds to the Dealer upon notice of such failure.

1.6    The Dealer, the Issuer and the Guarantor hereby establish and agree to observe the following procedures in connection with offers, sales and subsequent resales or other transfers of the Notes:

(a)    Offers and sales of the Notes by or through the Dealer shall be made only to: (i) investors reasonably believed by the Dealer to be Qualified Institutional Buyers or Institutional Accredited Investors and (ii) non-bank fiduciaries or agents that will be purchasing Notes for one or more accounts, each of which is reasonably believed by the Dealer to be an Institutional Accredited Investor.

(b)    Resales and other transfers of the Notes by the holders thereof shall be made only in accordance with the restrictions in the legend described in clause (e) below.

(c)    No general solicitation or general advertising shall be used in connection with the offering of the Notes. Without limiting the generality of the foregoing, without the prior written approval of the Dealer, neither the Issuer nor the Guarantor shall issue any news release, make any other statement to any member of the press making reference to the Notes, the offer or sale of the Notes, the Guarantee or this Agreement or place or publish any “tombstone” or other advertisement relating to the Notes, the offer or sale thereof or the Guarantee. To the extent permitted by applicable securities laws, each of the Issuer and the Guarantor shall (i) omit the name of the Dealer from any publicly available filing by the Issuer or the Guarantor, as applicable, that makes reference to the Notes, the offer or sale of the Notes, the issuance of the Guarantee or this Agreement, (ii) not include a copy of this Agreement in any such filing or as an exhibit thereto, and (iii) redact the Dealer’s name and any contact or other information that could identify the Dealer from any agreement or other information included in such filing. For the avoidance of doubt, neither the Issuer nor the Guarantor shall post the Private Placement Memorandum on a website without the consent of the Dealer and each other dealer or placement agent, if any, for the Notes.

(d)    No sale of Notes to any one purchaser shall be for less than $250,000 principal or face amount, and no Note shall be issued in a smaller principal or face amount. If the purchaser is a non-bank fiduciary acting on behalf of others, each person for whom such purchaser is acting must purchase at least $250,000 principal or face amount of Notes.

(e)    Offers and sales of the Notes by the Issuer through the Dealer acting as agent for the Issuer shall be made pursuant to the exemption contained in Section 4(a)(2) of the Securities Act, and shall be subject to the restrictions described in the legend appearing in Exhibit A hereto. A legend substantially to the effect of such Exhibit A shall appear as part of the Private Placement Memorandum used in connection with offers and sales of Notes hereunder, as well as on each Master Note Certificate representing book entry Notes and, if applicable, each individual Note issued in certificated form, offered and sold pursuant to this Agreement.

(f)    The Dealer shall furnish or shall have furnished to each purchaser of Notes for which it has acted as the dealer a copy of the then-current Private Placement Memorandum unless such purchaser has previously received a copy of the Private Placement Memorandum as then in effect. The Private Placement Memorandum shall expressly state that any person to whom Notes are offered shall have an opportunity to ask questions of, and receive answers from, the Issuer concerning the Issuer and the offering of the Notes, and the Guarantor concerning the Guarantor and its consolidated subsidiaries, taken as a whole, and to obtain additional relevant information (which is not confidential or non-public information and which the Issuer, the Guarantor or the Dealer possesses or can acquire without unreasonable effort or expense) and shall provide the names, addresses and telephone numbers of the persons from whom such information may be obtained.

(g)    Each of the Issuer and the Guarantor agree for the benefit of the Dealer and each of the holders and prospective purchasers from time to time of the

Notes that, if at any time the Issuer or the Guarantor shall not be subject to Section 13 or 15(d) of the Exchange Act, the Guarantor will furnish, upon request and at its expense, to the Dealer and to holders and prospective purchasers of Notes the information required by Rule 144A(d)(4) in compliance with Rule 144A.

(h)    In the event that any Note offered or to be offered by the Dealer would be ineligible for resale under Rule 144A, the Issuer shall immediately notify the Dealer (by telephone, confirmed in writing) of such fact and shall promptly prepare and deliver to the Dealer an amendment or supplement to the Private Placement Memorandum describing the Notes that are ineligible, the reason for such ineligibility and any other relevant information relating thereto.

(i)    Each of the Issuer and the Guarantor represent that it is not currently issuing commercial paper in the United States market in reliance upon the exemption provided by Section 3(a)(3) of the Securities Act. Each of the Issuer and the Guarantor agrees that, if the Issuer or the Guarantor shall issue commercial paper after the date hereof in reliance upon such exemption, (a) the proceeds from the sale of the Notes will be segregated from the proceeds of the sale of any such commercial paper by being placed in a separate account; (b) the Issuer and the Guarantor will institute appropriate corporate procedures to ensure that the offers and sales of notes issued by the Issuer or the Guarantor pursuant to the Section 3(a)(3) exemption are not integrated with offerings and sales of Notes hereunder; and (c) the Issuer or the Guarantor, as applicable, will comply with each of the requirements of Section 3(a)(3) of the Securities Act in selling commercial paper or other short-term debt securities other than the Notes in the United States.

(j)    The Dealer acknowledges that the Notes have not been and will not be qualified for distribution under the securities legislation of any jurisdiction of Canada and agrees that it will not (x) distribute or deliver the Private Placement Memorandum, any pricing supplement or any other offering material relating to the Notes in Canada or (y) knowingly sell or deliver Notes directly or indirectly in Canada, to any resident of Canada or to purchasers having the intention of re-selling the Notes in Canada, it being understood that this Section 1.6(j) shall not prohibit the posting of the Private Placement Memorandum or any other Company Information on Bloomberg or a similar electronic system customarily accessed by Institutional Accredited Investors and Qualified Institutional Buyers that purchase commercial paper in the United States commercial paper market. The Dealer shall provide to the Issuer or to the Staff of the Alberta Securities Commission, upon request, confirmation that, to the best of the Dealer’s knowledge after reasonable inquiry, the Dealer has acted in compliance with the requirements of Section 1.6(a) and with this Section 1.6(j).

1.7    The Issuer hereby confirms to the Dealer that (except as permitted by Section 1.6(i)) within the preceding six months neither the Issuer nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof acting on behalf of the Issuer has offered or sold any Notes, or any substantially similar security of the Issuer, to, or solicited offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof. The Issuer also agrees that (except as permitted by Section 1.6(i)), as long as the Notes are being offered for sale by the Dealer and the other dealers referred to in Section 1.2 hereof as contemplated hereby and until at least six months after the offer of Notes hereunder has been terminated, neither the Issuer nor any person other than the Dealer or the other dealers referred to in Section 1.2 hereof (except as contemplated by Section 1.2 hereof) will offer the Notes or any substantially similar security of the Issuer for sale to, or solicit offers to buy any such security from, any person other than the Dealer or the other dealers referred to in Section 1.2 hereof except to the extent that such offer or solicitation would not adversely affect the entitlement of the offer and sale of the Notes to the exemption provided by Section 4(a)(2) of the Securities Act, which agreement shall survive the termination of this Agreement. Each of the Issuer and the Guarantor hereby represents, warrants and agrees that it has not taken or omitted to take, and will not take or omit to take, any action that would cause the offering and sale of Notes hereunder to be integrated with any other offering of securities, whether such offering is made by the Issuer, the Guarantor or some other party or parties. For the avoidance of doubt, nothing in this Section 1.7 shall be construed to in any way restrict or prohibit issuances of securities (i) by the Issuer or the Guarantor under any prospectus filed with any Canadian securities regulator, including issuances of unsecured medium term notes thereunder, (ii) by the Issuer under its Canadian commercial paper program, provided that such securities are issued in accordance with applicable Canadian securities laws and Regulation S of the Securities Act, (iii) by the Guarantor under its U.S. commercial paper program, or (iv) by the Guarantor pursuant to any effective Securities Act registration statement of the Guarantor, filed with the SEC; provided that any such issuances would not be integrated with any offer or sale of Notes hereunder in a manner that would cause the offering and sale of the Notes by the Issuer to fail to be exempt under Section 4(a)(2) of the Securities Act.

1.8    In the event that the Issuer determines to use the proceeds of the sale of the Notes for the purpose of buying, carrying or trading securities (other than in respect of repurchases of the Issuer’s outstanding common shares for immediate cancellation) within the meaning of Regulation T and the interpretations thereunder by the Board of Governors of the Federal Reserve System, whether in connection with an acquisition of another company or otherwise, the Issuer shall give the Dealer at least three (3) business day’s prior notice to that effect. The Issuer shall also give the Dealer prompt notice of the actual date that it commences to purchase securities with the proceeds of the Notes. Thereafter, in the event that the Dealer purchases Notes as principal and does not resell such Notes on the day of such purchase, to the extent necessary to comply with Regulation T and the interpretations thereunder, the Dealer will sell such Notes either (i) only to offerees it reasonably believes to be Qualified Institutional Buyers or to Qualified Institutional Buyers it reasonably believes are acting for other Qualified Institutional Buyers, in each case in accordance with Rule 144A or (ii) in a manner which would not cause a violation of Regulation T and the interpretations thereunder.

2.    Representations and Warranties of the Issuer and the Guarantor.

The Issuer represents and warrants that:

2.1    The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite power and authority to execute, deliver and perform its obligations under the Notes, this Agreement and the Issuing and Paying Agency Agreement.

2.2     This Agreement and the Issuing and Paying Agency Agreement have been duly authorized, executed and delivered by the Issuer and constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.3    The Notes have been duly authorized, and when issued as provided in the Issuing and Paying Agency Agreement, will be duly and validly issued and will constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.4    The Notes will rank at least pari passu with all other unsecured and unsubordinated indebtedness of the Issuer.

2.5    A court of competent jurisdiction in the Province of Alberta (a “Canadian Court”) would give effect to the choice of the law of the State of New York (“New York Law”) as the proper law governing this Agreement, the Issuing and Paying Agency Agreement and the Notes.

2.6    If this Agreement, the Issuing and Paying Agency Agreement or the Notes are sought to be enforced in the Province of Alberta in accordance with the laws applicable thereto as chosen by the parties, namely New York Law, a Canadian Court would, to the extent specifically pleaded and proved as a fact by expert evidence, recognize the choice of New York Law and, upon appropriate evidence as to such law being adduced, apply such law to all issues that under the conflict of law rules of the Province of Alberta are determined in accordance with the proper and general law of conflict; provided, however, that, in matters of procedure, the laws of Province of Alberta will be applied (including the Limitations Act (Alberta)), and a Canadian Court will retain discretion to decline to hear such action if it is not the proper forum to hear such an action, or if the concurrent proceedings are being brought elsewhere.

2.7    The laws of the Province of Alberta and the federal laws of Canada applicable therein permit an action to be brought in a Canadian Court on a final and conclusive judgment in personam for a fixed sum of money of any federal or state court in the State of New York (a “New York Court”) that is subsisting, unsatisfied and not subject to any right of appeal or application to set it aside respecting the enforcement of this Agreement, the Issuing and Paying Agency Agreement or the Notes that is not impeachable as void or voidable under New York Law for a sum certain if (a) the New York Court tendering such judgment had jurisdiction over the Issuer, as recognized by a Canadian Court (in the case of this Agreement, and the Notes, the Issuer’s submission to the non-exclusive jurisdiction of the New York Courts is sufficient for that purpose and in the case of the Issuing and Paying Agency Agreement, the Issuer’s submission to the exclusive jurisdiction of the New York Courts is sufficient for that purpose); (b) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is applied by a Canadian Court, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (c) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws or other laws of a public nature; (d) the action to enforce such judgment is commenced within applicable limitation periods; and (e) no new admissible evidence relevant to the action is discovered prior to rendering of judgment by the Canadian Court, except that under the Currency Act (Canada), a Canadian Court may only give judgment in Canadian dollars.

2.8    The Issuer is permitted to make all payments required under this Agreement, the Issuing and Paying Agency Agreement and the Notes to persons that are non-residents of Canada and deal at arm’s length with the Issuer, free and clear of and without deduction or withholding for or on account of any taxes or other governmental charges imposed by the Federal Government of Canada, provided that, with respect to payments of commissions or fees, such commissions or fees are paid in respect of services rendered by the payee wholly outside of Canada in the ordinary course of business carried on by it and any such amount is reasonable in the circumstances. There is no stamp or documentary tax or other charge in the nature of tax imposed by any Canadian governmental agency having jurisdiction over the Issuer in connection with the execution, delivery, issuance, payment, performance, enforcement or introduction into evidence in a court in the Province of Alberta of this Agreement, the Issuing and Paying Agency Agreement or any Note.

2.9    Under the laws of Canada and the Province of Alberta, neither the Issuer nor any of its revenues, assets or properties has any right of immunity from service of process or from the jurisdiction of competent courts of Canada or the Province of Alberta or the United States or the State of New York in connection with any suit, action or proceeding, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment or from any other legal process with respect to its obligations under this Agreement, the Issuing and Paying Agency Agreement or the Notes.

2.10    As a condition to the admissibility in evidence of this Agreement, the Issuing and Paying Agency Agreement or the Notes in the courts of Canada or the Province of Alberta, it is not necessary that this Agreement, the Issuing and Paying Agency Agreement or the Notes be filed or recorded with any court or other authority.

2.11    Neither the Issuer nor any of its subsidiaries nor any director or officer nor, to the knowledge of the Issuer, any agent, employee, representative or affiliate or other person associated with or acting on behalf of the Issuer or any of its subsidiaries or affiliates has, directly or indirectly, (A) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction or (B) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Canada Corruption of Foreign Public Officials Act (the “CCFPOA”), or the rules and regulations promulgated thereunder, or any applicable similar law or regulation; and the Issuer, its subsidiaries and affiliates have each conducted their businesses in compliance with the FCPA, the CCFPOA and any applicable similar law or regulation and have instituted and maintain policies and procedures designed to ensure, and which are expected to continue to ensure, continued compliance therewith.

2.12    The operations of the Issuer and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer, threatened.

2.13    Neither the Issuer nor any of its subsidiaries nor any director or officer nor, to the knowledge of the Issuer, any agent, employee, representative or affiliate of the Issuer or any of its subsidiaries is currently the subject of any sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department), the United Nations Security Council, the European Union, or the United Kingdom or other relevant sanctions authority (collectively, “Sanctions”) and neither the sale of the Notes by the Issuer hereunder nor the use of proceeds thereof will cause any person participating in the offering, whether as a dealer and/or purchaser of the Notes, to violate any Sanctions or any enabling legislation or executive order relating thereto; provided, however, that the Issuer makes no representation under this paragraph that would violate Canadian law.

The Guarantor represents and warrants that:

2.14    The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite power and authority to execute, deliver and perform its obligations under this Agreement, the Guarantee and the Issuing and Paying Agency Agreement.

2.15    This Agreement, the Issuing and Paying Agency Agreement and the Guarantee have been duly authorized, executed and delivered by the Guarantor and constitute legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.16    The Guarantee will rank at least pari passu with all other unsecured and unsubordinated indebtedness of the Guarantor.

Each of the Issuer and the Guarantor represents and warrants as to itself that:

2.17    Assuming compliance by the Dealer with its obligations under this Agreement, the offer and sale of the Notes in the manner contemplated hereby do not require registration of the Notes or the Guarantee under the Securities Act, pursuant to the exemption from registration contained in Section 4(a)(2) thereof, and no indenture in respect of the Notes or the Guarantee is required to be qualified under the Trust Indenture Act of 1939, as amended.

2.18    Assuming that the Notes are offered, issued, sold and delivered under the circumstances contemplated by this Agreement, no consent or action of, or filing or registration with, any governmental or public regulatory body or authority, including the SEC, is required to authorize, or is otherwise required in connection with the execution, delivery or performance of, this Agreement, the Notes, the Issuing and Paying Agency Agreement or the Guarantee, except as shall have been obtained prior to the issuance of any Notes or as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes.

2.19    Neither the Private Placement Memorandum nor the Company Information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.20    Assuming that the Notes are offered, issued, sold and delivered under the circumstances contemplated by this Agreement, neither the execution and delivery of this Agreement, the Issuing and Paying Agency Agreement or the Guarantee, nor the issuance of the Notes in accordance with the Issuing and Paying Agency Agreement, nor the fulfillment of or compliance with the terms and provisions hereof or thereof by the Issuer or the Guarantor, will (i) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Issuer or the Guarantor, or (ii) violate or result in a breach or a default under any of the terms of the charter documents or by-laws of the Issuer or the Guarantor, any contract or instrument to which the Issuer or the Guarantor is a party or by which it or its property is bound, or any law or regulation, or any order, writ, injunction or decree of any court or government instrumentality, to which the Issuer or the Guarantor is subject or by which it or its property is bound, which breach or default might have a material adverse effect on the condition (financial or otherwise), operations or business of the Guarantor and its consolidated subsidiaries (including the Issuer), taken as a whole, or the ability of the Issuer or the Guarantor to perform its respective obligations under this Agreement, the Notes, the Issuing and Paying Agency Agreement or the Guarantee.

2.21    There is no litigation or governmental proceeding pending, or to the knowledge of the Issuer or the Guarantor threatened, against or affecting the Guarantor or any of its subsidiaries (including the Issuer) which might result in a material adverse change in the condition (financial or otherwise), operations or business of the Guarantor and its consolidated subsidiaries (including the Issuer), taken as a whole, or the ability of the Issuer or the Guarantor to perform its obligations under this Agreement, the Notes, the Issuing and Paying Agency Agreement or the Guarantee.

2.22    Neither the Issuer nor the Guarantor is required to register as an investment company under the Investment Company Act of 1940, as amended.

2.23    Each (a) issuance of Notes by the Issuer hereunder and (b) amendment or supplement of the Private Placement Memorandum shall be deemed a representation and warranty by the Issuer and the Guarantor, as the case may be, to the Dealer, as of the date thereof, that, both before and after giving effect to such issuance and after giving effect to such amendment or supplement, (i) the respective representations and warranties given by the Issuer and the Guarantor set forth in this Section 2 remain true and correct on and as of such date as if made on and as of such date, (ii) in the case of an issuance of Notes, the Notes being issued on such date have been duly and validly issued and constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and are guaranteed pursuant to the Guarantee, (iii) in the case of an issuance of Notes, since the date of the most recent Private Placement Memorandum, there has been no material adverse change in the condition (financial or otherwise) or operations of the Guarantor and its consolidated subsidiaries (including the Issuer), taken as a whole, which has not been disclosed publicly or to the Dealer in writing and (iv) neither the Issuer nor the Guarantor is in default of any of its respective obligations hereunder, under the Notes, under the Guarantee or under the Issuing and Paying Agency Agreement.

2.24    Neither the Guarantor nor any of its subsidiaries (including the Issuer) nor any director or officer nor, to the knowledge of the Guarantor, any agent, employee, representative or affiliate or other person associated with or acting on behalf of the Guarantor or any of its subsidiaries (including the Issuer) or affiliates has, directly or indirectly, (A) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction or (B) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the FCPA, the CCFPOA, or the rules and regulations promulgated thereunder, or any applicable similar law or regulation; and the Guarantor, its subsidiaries (including the Issuer) and affiliates have each conducted their businesses in compliance with the FCPA, the CCFPOA and any applicable similar law or regulation and have instituted and maintain policies and procedures designed to ensure, and which are expected to continue to ensure, continued compliance therewith.

2.25    The operations of the Guarantor and its subsidiaries (including the Issuer) are and have been conducted at all times in compliance with the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Guarantor or any of its subsidiaries (including the Issuer) with respect to the Money Laundering Laws is pending or, to the best knowledge of the Guarantor, threatened.

2.26    Neither the Guarantor nor any of its subsidiaries (including the Issuer) nor any director or officer nor, to the knowledge of the Guarantor, any agent, employee, representative or affiliate of the Guarantor or any of its subsidiaries (including the Issuer) is currently the subject of any Sanctions and neither the sale of the Notes by the Issuer hereunder nor the use of proceeds thereof will cause any person participating in the offering, whether as a dealer and/or purchaser of the Notes, to violate any Sanctions or any enabling legislation or executive order relating thereto; provided, however, that the Guarantor makes no representation under this paragraph that would violate Canadian law.

3.	Covenants and Agreements of the Issuer and the Guarantor.

Each of the Issuer and the Guarantor covenants and agrees as to itself that:

3.1    The Issuer, solely with respect to the Notes and the Issuing and Paying Agency Agreement, and the Guarantor, solely with respect to the Guarantee and the Issuing and Paying Agency Agreement, will give the Dealer prompt notice (but in any event prior to any subsequent issuance of Notes hereunder) of any amendment to, modification of or waiver thereto, including a complete copy of any such amendment, modification or waiver.

3.2    The Issuer or the Guarantor, as applicable, shall, whenever there shall occur any change in the condition (financial or otherwise) or operations of the Issuer or the Guarantor and its consolidated subsidiaries (including the Issuer), taken as a whole, or any development or occurrence in relation to the Issuer or the Guarantor and its consolidated subsidiaries (including the Issuer), taken as a whole, that would be material to holders of the Notes or potential holders of the Notes (including any downgrading or receipt of any notice of intended or potential downgrading or any review for potential change in the rating accorded to the Notes or any of the securities of the Issuer or the Guarantor by any nationally recognized statistical rating organization which has published a rating of the Notes), promptly, and in any event prior to any subsequent issuance of Notes hereunder, notify the Dealer (by telephone, confirmed in writing) of such change, development, or occurrence. For the avoidance of doubt, neither the Issuer nor the Guarantor shall be required to disclose any information in any notice given to the Dealer pursuant to this Section 3.2 that (i) would constitute, in the Issuer’s or the Guarantor’s judgment based upon advice of the Issuer’s or the Guarantor’s counsel, as the case may be, material non-public information or (ii) the Issuer or the Guarantor is prohibited from disclosing pursuant to applicable laws or legal obligations.

3.3    The Issuer and the Guarantor, as applicable, shall from time to time furnish to the Dealer such information as the Dealer may reasonably request, including, without limitation, any news releases or material provided by the Issuer or the Guarantor to any national securities exchange or rating agency, regarding (i) the Guarantor’s operations and financial condition on a consolidated basis; (ii) the due authorization and execution of the Notes and the Guarantee; (iii) the Issuer’s ability to pay the Notes as they mature, and (iv) the Guarantor’s ability to fulfill its obligations under the Guarantee; provided, however, that neither the Issuer nor the Guarantor shall be required to furnish any information requested by the Dealer pursuant to this Section 3.3 that would constitute, in the Issuer’s or the Guarantor’s judgment based upon advice of the Issuer’s or Guarantor’s counsel, as the case may be, material non-public information.

3.4    The Issuer and the Guarantor will take all such action as the Dealer may reasonably request to ensure that each offer and each sale of the Notes will comply with any applicable state Blue Sky laws; provided, however, that neither the Issuer nor the Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

3.5    Neither the Issuer nor the Guarantor will be in default of any of its respective obligations hereunder, under the Notes, under the Guarantee or under the Issuing and Paying Agency Agreement, at any time that any of the Notes are outstanding.

3.6    The Issuer shall not issue Notes hereunder until the Dealer shall have received (a) opinions of counsel to the Issuer and the Guarantor, addressed to the Dealer, satisfactory in form and substance to the Dealer, (b) a copy of the executed Issuing and Paying Agency Agreement as then in effect, (c) a copy of the executed Guarantee, (d) a copy of corporate resolutions adopted by the Issuer and the Guarantor, satisfactory in form and substance to the Dealer and certified by the secretary, assistant secretary or similar officer of the Issuer or the Guarantor, as the case may be, authorizing the execution and delivery by the Issuer or the Guarantor, as the case may be, of this Agreement, the Issuing and Paying Agency Agreement, the Notes and the Guarantee and consummation by the Issuer or the Guarantor, as the case may be, of the transactions contemplated hereby and thereby, (e) a certificate of the secretary, assistant secretary or other designated officer of the Issuer certifying as to (i) the Issuer’s organizational documents, and attaching true, correct and complete copies thereof, (ii) the Issuer’s representations and warranties being true and correct in all material respects, and (iii) the incumbency of the officers of the Issuer authorized to execute and deliver this Agreement, the Issuing and Paying Agency Agreement and the Notes, and take other action on behalf of the Issuer in connection with the transactions contemplated thereby, (f) a certificate of the secretary, assistant secretary or other designated officer of the Guarantor certifying as to (i) the Guarantor’s organizational documents, and attaching true, correct and complete copies thereof, (ii) the Guarantor’s representations and warranties being true and correct in all material respects, and (iii) the incumbency of the officers of the Guarantor authorized to execute and deliver this Agreement, the Guarantee and the Issuing and Paying Agency Agreement, and take other action on behalf of the Guarantor in connection with the transactions contemplated thereby, (g) for as long as is necessary, in the Guarantor’s reasonable opinion, to ensure the Notes are not structurally subordinate to, the issued and outstanding unsecured long-term debt of any subsidiary of the Guarantor (each, a “Subsidiary Guarantor”) from time to time (for greater certainty, such debt shall exclude commercial paper), (1) a guarantee executed by each such Subsidiary Guarantor (other than the Issuer), in the form of Exhibit D (each a “Subsidiary Guarantee”), (2) a certificate of the secretary, assistant secretary or other designated officer of the Subsidiary Guarantor certifying as to (i) the Subsidiary Guarantor’s organizational documents, and attaching true, correct and complete copies thereof, (ii) for so long as the Subsidiary Guarantee is in existence or has not been terminated by its terms, the Subsidiary Guarantor’s representations and warranties in the relevant Subsidiary Guarantee being true and correct in all material respects, and (iii) the incumbency of the officers of the Subsidiary Guarantor authorized to execute and deliver the relevant Subsidiary Guarantee, and take other action on behalf of the Subsidiary Guarantor in connection with the transactions contemplated thereby, and (3) an opinion of counsel to the Subsidiary Guarantor, addressed to the Dealer, satisfactory in form and substance to the Dealer, (h) prior to the issuance of any Notes represented by the Master Note Certificates, a copy of the executed Letter of Representations among the Issuer, the Guarantor, the Issuing and Paying Agent and DTC and of the executed Master Note Certificates, (i) prior to the issuance of any Notes in physical certificated form, a copy of such form (unless attached to this Agreement or the Issuing and Paying Agency Agreement), (j) confirmation of the then current rating assigned to the Notes by each nationally recognized statistical rating organization then rating the Notes, and (k) such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.

3.7    The Issuer shall reimburse the Dealer for all of the Dealer’s reasonable out-of-pocket expenses related to this Agreement (up to a maximum amount of $50,000 and after delivery by the Dealer to the Issuer of reasonably satisfactory evidence of the details of such expenses), including expenses incurred in connection with its preparation and negotiation of the transactions contemplated hereby (including, but not limited to, the printing and distribution of the Private Placement Memorandum) and, if applicable, for the reasonable fees and out-of-pocket expenses of the Dealer’s external counsel (up to a maximum amount of $50,000 and after delivery by the Dealer to the Issuer of reasonably satisfactory evidence of the details of such fees and expenses).

3.8    Without limiting any obligation of the Issuer pursuant to this Agreement to provide the Dealer with credit and financial information, the Issuer and the Guarantor hereby acknowledge and agree that the Dealer may share the Company Information and any other information or matters relating to the Issuer, the Guarantor or the transactions contemplated hereby with affiliates of the Dealer, including, but not limited to [•], and that such affiliates may likewise share information relating to the Issuer, the Guarantor or such transactions with the Dealer.

3.9    Neither the Issuer nor the Guarantor shall file a Form D (as referenced in Rule 503 under the Securities Act) at any time in respect of the offer or sale of the Notes.

4.	Disclosure.

4.1    The Private Placement Memorandum and its contents (other than the Dealer Information) shall be the sole responsibility of the Issuer and the Guarantor. The Private

Placement Memorandum shall contain a statement expressly offering an opportunity for each prospective purchaser to ask questions of, and receive answers from, the Issuer and the Guarantor concerning the offering of Notes and to obtain relevant additional information which is not confidential or non-public and which the Issuer or the Guarantor, as the case may be, possesses or can acquire without unreasonable effort or expense.

4.2    To the extent not promptly and publicly available at www.sec.gov or www.sedar.com, the Issuer or Guarantor, as applicable, agrees to promptly furnish the Dealer with the Company Information as it becomes available.

4.3    (a) The Issuer or the Guarantor, as the case may be, shall notify the Dealer promptly upon the occurrence of any event relating to or affecting the Issuer or the Guarantor, as the case may be, that would cause the Company Information then in existence to include an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(a)    In the event that the Issuer or the Guarantor gives the Dealer notice pursuant to Section 4.3(a) and the Dealer notifies the Issuer that it then has Notes it is holding in inventory, the Issuer shall promptly supplement or amend the Private Placement Memorandum so that the Private Placement Memorandum, as amended or supplemented, shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Issuer shall make such supplement or amendment available to the Dealer.

(b)    In the event that (i) the Issuer or the Guarantor gives the Dealer notice pursuant to Section 4.3(a), (ii) the Dealer does not notify the Issuer that it is then holding Notes in inventory and (iii) the Issuer chooses not to promptly amend or supplement the Private Placement Memorandum in the manner described in clause (b) above, then the Dealer shall promptly suspend all solicitations and sales of Notes until such time as the Issuer has so amended or supplemented the Private Placement Memorandum, and made such amendment or supplement available to the Dealer.

(c)    Without limiting the generality of Section 4.3(a), the Issuer shall review, amend and supplement the Private Placement Memorandum on a periodic basis to the extent necessary to ensure that the information provided in the Private Placement Memorandum does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.	Indemnification and Contribution.

5.1    (a) The Issuer and the Guarantor, jointly and severally, will indemnify and hold harmless the Dealer, each individual, corporation, partnership, trust, association or other entity controlling the Dealer, any affiliate of the Dealer or any such controlling entity and their respective directors, officers, employees, partners, incorporators, shareholders, servants, trustees and agents (hereinafter the “Dealer Indemnitees”) against any and all liabilities, penalties, suits, causes of action, losses, damages, claims, costs and expenses (including, without limitation, fees and disbursements of counsel) or judgments of whatever kind or nature (each a “Claim”), imposed upon, incurred by or asserted against the Dealer Indemnitees arising out of or based upon (i) any allegation that the Private Placement Memorandum, the Company Information, or any information provided by the Issuer or the Guarantor to the Dealer included (as of any relevant time) or includes an untrue statement of a material fact or omitted (as of any relevant time) or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the breach by the Issuer or the Guarantor of any agreement, covenant or representation made in or pursuant to this Agreement. This indemnification shall not apply to the extent that the Claim arises out of or is based upon Dealer Information.

(a)    The Dealer will indemnify and hold harmless the Issuer, the Guarantor, each individual, corporation, partnership, trust, association or other entity controlling the Issuer and the Guarantor, any affiliate of the Issuer and the Guarantor or any such controlling entity and their respective directors, officers, employees, partners, incorporators, shareholders, servants, trustees and agents (hereinafter the “Issuer and Guarantor Indemnitees” and, together with the Dealer Indemnitees, the “Indemnitees”) against any and all Claims, imposed upon, incurred by or asserted against the Issuer and Guarantor Indemnitees arising out of or based upon any allegation that the Private Placement Memorandum or the Company Information described in clause (iv) or (v) of the definition thereof included (as of any relevant time) or includes an untrue statement of a material fact or omitted (as of any relevant time) or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Private Placement Memorandum or such Company Information in strict reliance upon and in strict conformity with Dealer Information.

5.2    Promptly after receipt by an indemnified party under subsection 5.1(a) or 5.1(b) above of notice of the existence of a Claim, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, notify the indemnifying party in writing of the existence thereof; provided that (i) the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which it may have hereunder unless and except to the extent it did not otherwise learn of such Claim and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses, and (ii) the omission to so notify the indemnifying party will not relieve it from liability which it may have to an indemnified party otherwise than on account of this indemnity agreement. In case any such Claim is made against any indemnified party and it notifies the indemnifying party of the existence thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such Claim include both the indemnified party and the indemnifying party, and the indemnified party shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, the indemnifying party shall not have the right to direct the defense of such Claim on behalf of such indemnified party, and the indemnified party shall have the right to select separate counsel to assert such legal defenses on behalf of such indemnified party. Upon receipt of notice from the indemnifying party to such indemnified party of the indemnifying party’s election to so assume the defense of such Claim and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred thereafter by the indemnified party in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel in the jurisdiction in which any Claim is brought), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of existence of the Claim or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party. The indemnity, reimbursement and contribution obligations of the indemnifying party hereunder shall be in addition to any other liability the indemnifying party may otherwise have to an indemnified party and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the indemnifying party and any indemnified party. An indemnifying party shall not, without the indemnified party’s prior written consent, settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification may be sought under the indemnification provision of the Agreement (whether or not the indemnified party is an actual or potential party to such Claim), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such Claim and (ii) does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of any indemnified party.

5.3    If the indemnification provided for in this Section 5 is unavailable to or insufficient to hold harmless an indemnified party under subsection 5.1(a) or 5.1(b) above in respect of any Claim referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative aggregate benefits received by the Issuer and the Guarantor, on the one hand, and the Dealer, on the other, from the issuance or issuances of the Notes to which such Claim relates. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative aggregate benefits but also the relative fault of the Issuer and the Guarantor, on the one hand, and the Dealer, on the other, in respect of the issuance or issuances of the Notes which resulted in such Claim, as well as any other relevant equitable considerations. The relative aggregate benefits received by the Issuer and the Guarantor, on the one hand, and the Dealer, on the other, in respect of an issuance or issuances of Notes shall be deemed to be in the same proportion as the total net proceeds from such issuance or issuances (before deducting expenses) received by the Issuer bear to the total aggregate discounts and commissions received by the Dealer with respect to such Notes. The relative fault of the Issuer and the Guarantor, on the one hand, and the Dealer, on the other, in connection with a Claim arising under clause (i) of Section 5.1(a) and Section 5.1(b) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer and the Guarantor, on the one hand, and the Dealer, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Issuer, the Guarantor and the Dealer agree that, if the allocation provided by the first sentence of this Section 5.3 is not permitted by applicable law, it would not be just and equitable if contribution pursuant to this Section 5.3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 5.3. The amount paid or payable by an indemnified party as a result of any Claim referred to above in this Section 5.3 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding anything to the contrary contained herein, the contribution by the Issuer and the Guarantor pursuant to this Section 5.3 shall be in an amount such that the aggregate costs incurred by the Dealer and all Dealer Indemnitees with respect to a Claim do not exceed the aggregate of the commissions and fees earned by the Dealer hereunder with respect to the issue or issues of Notes to which such Claim relates. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not also guilty of such fraudulent misrepresentation.

5.4    The obligations of the Issuer and the Guarantor under this Section 5 shall be in addition to any liability which the Issuer or the Guarantor may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Dealer within the meaning of the Securities Act; and the obligations of the Dealer under this Section 5 shall be in addition to any liability which the Dealer may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Issuer and the Guarantor and to each person, if any, who controls the Issuer or the Guarantor within the meaning of the Securities Act.

6.    Definitions.

6.1    “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k)

6.2    “Canadian Court” shall have the meaning set forth in Section 2.5.

6.3    “CCFPOA” shall have the meaning set forth in Section 2.11.

6.4    “Claim” shall have the meaning set forth in Section 5.1(a).

6.5    “Company Information” at any given time shall mean the Private Placement Memorandum together with, to the extent applicable, (i) the Guarantor’s most recent report on Form 10-K filed with the SEC and each report on Form 10-Q or 8-K filed by the

Guarantor with the SEC since the most recent Form 10-K, (ii) the Issuer’s and the Guarantor’s most recent annual audited financial statements and each interim financial statement or report prepared subsequent thereto, if not included in item (i) above, (iii) to the extent filed on SEDAR or EDGAR, the Issuer’s and the Guarantor’s and their affiliates’ other publicly available recent reports, including, but not limited to, any publicly available filings or reports provided to their respective shareholders, (iv) any other information or disclosure prepared pursuant to Section 4.3 hereof and (v) any information prepared or approved by the Issuer or the Guarantor for dissemination to investors or potential investors in the Notes.

6.6    “Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

6.7    “Current Issuing and Paying Agent” shall have the meaning set forth in Section 7.9(i).

6.8    “Dealer Information” shall mean material concerning the Dealer provided by the Dealer in writing expressly for inclusion in (i) the Private Placement Memorandum, (ii) any information or disclosure prepared pursuant to Section 4.3 hereof or (iii) information prepared or approved by the Issuer for dissemination to investors or potential investors in the Notes.

6.9    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

6.10    “DTC” shall mean The Depository Trust Company.

6.11    “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

6.12    “FCPA” shall have the meaning set forth in Section 2.11.

6.13    “Indemnitee” shall have the meaning set forth in Section 5.1(b).

6.14    “Institutional Accredited Investor” shall mean an institutional investor that is an accredited investor within the meaning of Rule 501 under the Securities Act and that has such knowledge and experience in financial and business matters that it is capable of evaluating and bearing the economic risk of an investment in the Notes, including, but not limited to, a bank, as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution, as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

6.15    “Issuing and Paying Agency Agreement” shall mean the amended and restated commercial paper issuing and paying agent agreement described on the cover page of this Agreement, or any replacement thereof, as such agreement may be amended or supplemented from time to time.

6.16    “Issuing and Paying Agent” shall mean the party designated as such on the cover page of this Agreement, or any successor thereto or replacement thereof, as issuing and paying agent under the Issuing and Paying Agency Agreement.

6.17    “Master Note Certificate” shall mean one or more master note certificates registered in the name of DTC or its nominee.

6.18    “Money Laundering Laws” shall have the meaning set forth in Section 2.12.

6.19    “New York Court” shall have the meaning set forth in Section 2.7.

6.20    “New York Law” shall have the meaning set forth in Section 2.5.

6.21    “Non-bank fiduciary or agent” shall mean a fiduciary or agent other than (a) a bank, as defined in Section 3(a)(2) of the Securities Act, or (b) a savings and loan association, as defined in Section 3(a)(5)(A) of the Securities Act.

6.22    “Outstanding Notes” shall have the meaning set forth in Section 7.9(ii).

6.23    “Private Placement Memorandum” shall mean offering materials prepared in accordance with Section 4 (including materials referred to therein or incorporated by reference therein, if any) provided to purchasers and prospective purchasers of the Notes, and shall include amendments and supplements thereto which may be prepared from time to time in accordance with this Agreement (other than any amendment or supplement that has been completely superseded by a later amendment or supplement).

6.24    “Qualified Institutional Buyer” shall have the meaning assigned to that term in Rule 144A under the Securities Act.

6.25    “Replacement” shall have the meaning set forth in Section 7.9(i).

6.26    “Replacement Issuing and Paying Agent” shall have the meaning set forth in Section 7.9(i).

6.27    “Replacement Issuing and Paying Agency Agreement” shall have the meaning set forth in Section 7.9(i).

6.28    “Rule 144A” shall mean Rule 144A under the Securities Act.

6.29    “Sanctions” shall have the meaning set forth in Section 2.13.

6.30    “SEC” shall mean the U.S. Securities and Exchange Commission.

6.31    “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

6.32    “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

7.    General.

7.1    Unless otherwise expressly provided herein, all notices under this Agreement to parties hereto shall be mailed, faxed or emailed, or otherwise transmitted electronically to the party at the address, facsimile number, or email address specified below, as applicable, and shall be effective when received by the respective party at the address, facsimile number or email address set forth below or at such other address as such party may designate by written notice:

For the Issuer:

Address:	Ovintiv Canada ULC
Suite 4400, 500 Centre Street S.E.
Calgary, Alberta T2P 2S5
Canada

Attention:	Treasurer
Telephone number:	(403) 645-2000
Fax number:	(403) 645-3400

For the Dealer:

Address:	[●]
Attention:	[●]
Telephone number:	[●]
Fax number:	[●]

7.2    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 of the N.Y. General Obligations Law, but otherwise without regard to its conflict of laws provisions.

7.3    (a) Each of the Dealer, the Issuer and the Guarantor agrees that any suit, action or proceeding brought by the Issuer or the Guarantor against the Dealer in connection with or arising out of this Agreement or the Notes or the offer and sale of the Notes shall be brought solely in the United States federal courts located in the Borough of Manhattan or the courts of the State of New York located in the Borough of Manhattan. EACH OF THE DEALER, THE ISSUER AND THE GUARANTOR WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(a)    Each of the Issuer and the Guarantor hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally, for itself and in respect of its properties, assets and revenues, with respect to any suit, action or proceeding in connection with or arising out of this Agreement, the Notes, the Guarantee or the offer and sale of the Notes, as applicable.

(b)    The Issuer hereby irrevocably designates, appoints and empowers CT Corporation System, with offices at 28 Liberty Street, New York, New York, 10005 as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding brought in the courts listed in Section 7.3(a) which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any suit, action or proceeding in connection with or arising out of this Agreement, the Notes or the offer and sale of the Notes. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Issuer agrees to designate a new designee, appointee and agent in The City of New York on the terms and for the purposes of this Section 7.3 reasonably satisfactory to the Dealer. The Issuer further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 7.3 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified airmail, postage prepaid, to the Issuer or to such Agent at its address specified in or designated pursuant to this Agreement. Nothing herein shall in any way be deemed to limit the ability of the holders of any Notes or the Dealer to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the undersigned or bring actions, suits or proceedings against the undersigned in such other jurisdictions, and in manner, as may be permitted by applicable law. The Issuer hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement brought in the courts listed in Section 7.3(a) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c)    To the extent that the Issuer or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding in connection with or arising out of this Agreement, the

Notes or the offer and sale of the Notes, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or the Issuing and Paying Agency Agreement, the Issuer hereby irrevocably and unconditionally waives, and agrees for the benefit of the Dealer and any holder from time to time of the Notes not to plead or claim, any such immunity, and consents to such relief and enforcement.

7.4    This Agreement may be terminated, at any time, by the Issuer or the Guarantor, upon ten (10) business days’ prior notice to such effect to the Dealer, or by the Dealer upon ten (10) business days’ prior notice to such effect to the Issuer and the Guarantor. Any such termination, however, shall not affect the obligations of the Dealer, the Issuer and the Guarantor, as applicable, under Sections 3.7, 5, and 7.3 hereof or the respective representations, warranties, agreements, covenants, rights or responsibilities of the parties made or arising prior to the termination of this Agreement.

7.5    This Agreement is not assignable by any party hereto without the written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that the Dealer may assign its rights and obligations under this Agreement to any affiliate of the Dealer; and provided further that the Dealer will provide the Issuer and the Guarantor with notice of any such assignment as soon as practicable thereafter.

7.6    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.7    Except as provided in Section 5 with respect to non-party Indemnitees, this Agreement is for the exclusive benefit of the parties hereto, and their respective permitted successors and assigns hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

7.8    Each of Issuer and the Guarantor acknowledges and agrees that (i) purchases and sales, or placements, of the Notes pursuant to this Agreement, including the determination of any prices for the Notes and Dealer compensation, are arm’s-length commercial transactions between the Issuer and the Guarantor, on the one hand, and the Dealer, on the other, (ii) in connection therewith and with the process leading to such transactions, the Dealer is acting solely as a principal and not the agent (except to the extent explicitly set forth herein) or fiduciary of the Issuer, Guarantor or any of their respective affiliates, (iii) the Dealer has not assumed a fiduciary responsibility in favor of the Issuer, the Guarantor or any of their respective affiliates with respect to the offering contemplated hereby or the process leading thereto or any other obligation to the Issuer, the Guarantor or any of their respective affiliates except the obligations expressly set forth in this Agreement, (iv) each of the Issuer and the Guarantor is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement, (v) the Dealer has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated hereby, and (vi) each of the Issuer and the Guarantor have consulted their own legal and financial advisors to the extent it deemed appropriate. Each of the Issuer and the Guarantor agree that they will not claim that the Dealer owes a fiduciary or similar duty to the Issuer or the Guarantor in connection with such transactions or the process leading thereto. Any review by the Dealer of the Issuer, the Guarantor, the transactions contemplated hereby or other matters relating to such transactions shall be performed solely for the benefit of the Dealer and shall not be on behalf of the Issuer or the Guarantor. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer and the Guarantor, on the one hand, and the Dealer, on the other, with respect to the subject matter hereof. The Issuer and the Guarantor hereby waive and release, to the fullest extent permitted by law, any claims related to this Agreement and the transactions contemplated hereby that it may have against the Dealer with respect to any breach or alleged breach of fiduciary duty.

7.9    (i) The parties hereto agree that the Issuer may, in accordance with the terms of this Section 7.9, from time to time replace the party which is then acting as Issuing and Paying Agent (the “Current Issuing and Paying Agent”) with another party (such other party, the “Replacement Issuing and Paying Agent”), and enter into an agreement with the Replacement Issuing and Paying Agent covering the provision of issuing and paying agency functions in respect of the Notes by the Replacement Issuing and Paying Agent (the “Replacement Issuing and Paying Agency Agreement”) (any such replacement, a “Replacement”).

(i)    From and after the effective date of any Replacement, (A) to the extent that the Issuing and Paying Agency Agreement provides that the Current Issuing and Paying Agent will continue to act in respect of Notes outstanding as of the effective date of such Replacement (the “Outstanding Notes”), then (i) the “Issuing and Paying Agent” for the Notes shall be deemed to be the Current Issuing and Paying Agent, in respect of the Outstanding Notes, and the Replacement Issuing and Paying Agent, in respect of Notes issued on or after the Replacement, (ii) all references to the “Issuing and Paying Agent” hereunder shall be deemed to refer to the Current Issuing and Paying Agent in respect of the Outstanding Notes, and the Replacement Issuing and Paying Agent in respect of Notes issued on or after the Replacement, and (iii) all references to the “Issuing and Paying Agency Agreement” hereunder shall be deemed to refer to the existing Issuing and Paying Agency Agreement, in respect of the Outstanding Notes, and the Replacement Issuing and Paying Agency Agreement, in respect of Notes issued on or after the Replacement; and (B) to the extent that the Issuing and Paying Agency Agreement does not provide that the Current Issuing and Paying Agent will continue to act in respect of the Outstanding Notes, then (i) the “Issuing and Paying Agent” for the Notes shall be deemed to be the Replacement Issuing and Paying Agent, (ii) all references to the “Issuing and Paying Agent” hereunder shall be deemed to refer to the Replacement Issuing and Paying Agent, and (iii) all references to the “Issuing and Paying Agency Agreement” hereunder shall be deemed to refer to the Replacement Issuing and Paying Agency Agreement.

(ii)    From and after the effective date of any Replacement, the Issuer shall not issue any Notes hereunder unless and until the Dealer shall have received: (a) a copy of the executed Replacement Issuing and Paying Agency Agreement, (b) a copy of the executed Letter of Representations among the Issuer, the Replacement Issuing and Paying Agent and DTC, (c) a copy of the executed Master Note authenticated by the Replacement Issuing and Paying Agent and registered in the name of DTC or its nominee, (d) an amendment or supplement to the Private Placement Memorandum describing the Replacement Issuing and Paying Agent as the Issuing and Paying Agent for the Notes, and reflecting any other changes thereto necessary in light of the Replacement so that the Private Placement Memorandum, as amended or supplemented, satisfies the requirements of this Agreement, and (e) a legal opinion of counsel to the Issuer and the Guarantor, addressed to the Dealer, in form and substance reasonably satisfactory to the Dealer, as to (x) the due authorization, delivery, validity and enforceability of Notes issued pursuant to the Replacement Issuing and Paying Agency Agreement, and (y) such other matters as the Dealer may reasonably request.

7.10    The Issuer agrees that:

(a)    Any payments by the Issuer to the Dealer hereunder or to any holder from time to time of Notes shall be in United States dollars and shall be free of all withholding and other taxes and of all other governmental charges of any nature whatsoever imposed by the jurisdiction in which the Issuer is located. In the event any withholding is required by law, the Issuer and the Guarantor, jointly and severally, shall (i) pay the same and (ii) pay such additional amounts to the Dealer or any such holder which, after deduction of any such withholding or other taxes or governmental charges of any nature whatsoever imposed with respect to the payment of such additional amount, shall equal the amount withheld pursuant to clause (i). The Issuer and the Guarantor, jointly and severally, shall promptly pay any stamp duty or other taxes or governmental charges payable in connection with the execution, delivery, payment or performance of the Issuer’s obligations under this Agreement, the Issuing and Paying Agency Agreement or the Notes and shall indemnify and hold harmless the Dealer and each holder of Notes from all liabilities arising from any failure to pay, or delay in paying, such taxes or charges.

(b)    The Issuer and the Guarantor, jointly and severally, shall indemnify and hold harmless the Dealer and each holder from time to time of Notes against any loss incurred by the Dealer or such holder as a result of any judgment or order being given or made for any amount due hereunder or under any Note, and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the Dealer or such holder is able to purchase

United States dollars with the amount of Judgment Currency actually received by the Dealer or such holder. The foregoing indemnity shall constitute separate and independent obligations of the Issuer and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

7.11    Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that:

(a)    In the event that the Dealer that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Dealer of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)    In the event that the Dealer that is a Covered Entity or a BHC Act Affiliate of such Dealer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

[Signatures Commence on the Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

OVINTIV CANADA ULC,
as Issuer

By:
	Name:	[●]
	Title:	[●]

By:
	Name:	[●]
	Title:	[●]

OVINTIV INC.,
as Guarantor

By:
	Name:	[●]
	Title:	[●]

By:
	Name:	[●]
	Title:	[●]

[●], as Dealer

By:
	Name:	[●]
	Title:	[●]

Addendum

1.	The other dealers referred to in clause (b) of Section 1.2 of the Agreement are:

[●]

Exhibit A

Form of Legend for Private Placement Memorandum and Notes

NEITHER THE NOTES NOR THE GUARANTEE(S) THEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE SECURITIES LAW, AND OFFERS AND SALES THEREOF MAY BE MADE ONLY IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER WILL BE DEEMED TO REPRESENT THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO OVINTIV CANADA ULC (THE “ISSUER”), OVINTIV INC. (THE “PARENT GUARANTOR”) AND ANY SUBSIDIARY OF THE PARENT GUARANTOR FROM TIME TO TIME GUARANTEEING THE NOTES, THE NOTES AND THE GUARANTEE(S), (II) IT IS NOT ACQUIRING SUCH NOTE WITH A VIEW TO ANY DISTRIBUTION THEREOF AND (III) IT IS EITHER (A) AN INSTITUTIONAL INVESTOR THAT IS (1) AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a) UNDER THE ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”) AND (2) EITHER (i) PURCHASING NOTES FOR ITS OWN ACCOUNT, (ii) A BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT) OR A SAVINGS AND LOAN ASSOCIATION OR OTHER INSTITUTION (AS DEFINED IN SECTION 3(a)(5)(A) OF THE ACT) ACTING IN ITS INDIVIDUAL OR FIDUCIARY CAPACITY OR (iii) A FIDUCIARY OR AGENT (OTHER THAN SUCH A BANK, SAVINGS AND LOAN ASSOCIATION OR OTHER INSTITUTION) PURCHASING NOTES FOR ONE OR MORE ACCOUNTS EACH OF WHICH ACCOUNTS IS SUCH AN INSTITUTIONAL ACCREDITED INVESTOR; OR (B) A QUALIFIED INSTITUTIONAL BUYER (“QIB”) WITHIN THE MEANING OF RULE 144A UNDER THE ACT THAT IS ACQUIRING NOTES FOR ITS OWN ACCOUNT OR FOR ONE OR MORE ACCOUNTS, EACH OF WHICH ACCOUNTS IS A QIB; AND THE PURCHASER ACKNOWLEDGES THAT IT IS AWARE THAT THE SELLER MAY RELY UPON THE EXEMPTION FROM THE REGISTRATION PROVISIONS OF SECTION 5 OF THE ACT PROVIDED BY RULE 144A. BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER THEREOF SHALL ALSO BE DEEMED TO AGREE THAT ANY RESALE OR OTHER TRANSFER THEREOF WILL BE MADE ONLY (A) IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE ACT, EITHER (1) TO THE ISSUER OR TO A PERSON DESIGNATED BY THE ISSUER AS A PLACEMENT AGENT FOR THE NOTES (EACH, A “PLACEMENT AGENT”), NONE OF WHICH SHALL HAVE ANY OBLIGATION TO ACQUIRE SUCH NOTE, (2) THROUGH A PLACEMENT AGENT TO AN INSTITUTIONAL ACCREDITED INVESTOR OR A QIB, OR (3) TO A QIB IN A TRANSACTION THAT MEETS THE REQUIREMENTS OF RULE 144A AND (B) IN MINIMUM AMOUNTS OF $250,000.

Exhibit B

Statement of Terms for Interest – Bearing Commercial Paper Notes of Ovintiv Canada ULC, Guaranteed by Ovintiv Inc.

THE PROVISIONS SET FORTH BELOW ARE QUALIFIED TO THE EXTENT APPLICABLE BY THE TRANSACTION SPECIFIC PRIVATE PLACEMENT MEMORANDUM SUPPLEMENT (THE “SUPPLEMENT”) (IF ANY) SENT TO EACH PURCHASER AT THE TIME OF THE TRANSACTION.

1. General. (a) The obligations of the Issuer to which these terms apply (each a “Note”) are represented by one or more master note certificates issued in the name of The Depository Trust Company (“DTC”) or its nominee (each, a “Master Note Certificate”), which Master Note Certificate includes the terms and provisions for the Issuer’s Interest-Bearing Commercial Paper Notes that are set forth in this Statement of Terms, since this Statement of Terms constitutes an integral part of the Underlying Records as defined and referred to in each Master Note Certificate.

(b) “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, executive order or regulation to be closed in New York City and, with respect to LIBOR Notes (as defined below) is also a London Business Day. “London Business Day” means, a day, other than a Saturday or Sunday, on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

2. Interest. (a) Each Note will bear interest at a fixed rate (a “Fixed Rate Note”) or at a floating rate (a “Floating Rate Note”).

(b) The Supplement sent to each holder of such Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note and whether such Note is an Original Issue Discount Note (as defined below); (ii) the date on which such Note will be issued (the “Issue Date”); (iii) the Stated Maturity Date (as defined below); (iv) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the Interest Payment Dates; (v) if such Note is a Floating Rate Note, the Base Rate, the Index Maturity, the Interest Reset Dates, the Interest Payment Dates and the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; and (vi) any other terms applicable specifically to such Note. “Original Issue Discount Note” means a Note which has a stated redemption price at the Stated Maturity Date that exceeds its Issue Price by more than a specified de minimis amount and which the Supplement indicates will be an “Original Issue Discount Note”.

(c) Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum specified in the Supplement until the principal amount thereof is paid or made available for payment. Interest on each Fixed Rate Note will be payable on the dates specified in the Supplement (each an “Interest Payment Date” for a Fixed Rate Note) and on the Maturity Date (as defined below). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year and actual days elapsed.

If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be payable on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

(d) The interest rate on each Floating Rate Note for each Interest Reset Period (as defined below) will be determined by reference to an interest rate basis (a “Base Rate”) plus or minus a number of basis points (one basis point equals one-hundredth of a percentage point) (the “Spread”), if any, and/or multiplied by a certain percentage (the “Spread Multiplier”), if any, until the principal thereof is paid or made available for payment. The Supplement will designate which of the following Base Rates is applicable to the related Floating Rate Note: (a) the CD Rate (a “CD Rate Note”), (b) the Commercial Paper Rate (a “Commercial Paper Rate Note”), (c) the Federal Funds Rate (a “Federal Funds Rate Note”), (d) LIBOR (a “LIBOR Note”), (e) the Prime Rate (a “Prime Rate Note”), (f) the Treasury Rate (a “Treasury Rate Note”) or (g) such other Base Rate as may be specified in such Supplement.

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly or semi-annually (the “Interest Reset Period”). The date or dates on which interest will be reset (each an “Interest Reset Date”) will be, unless otherwise specified in the Supplement, in the case of Floating Rate Notes which reset daily, each Business Day, in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes that reset semiannually, the third Wednesday of the two months specified in the Supplement. If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date will be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. Interest on each Floating Rate Note will be payable monthly, quarterly or semiannually (the “Interest Payment Period”) and on the Maturity Date. Unless otherwise specified in the Supplement, and except as provided below, the date or dates on which interest will be payable (each an “Interest Payment Date” for a Floating Rate Note) will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, on the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, on the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes with a semiannual Interest Payment Period, on the third Wednesday of the two months specified in the Supplement. In addition, the Maturity Date will also be an Interest Payment Date.

If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date occurring on the Maturity Date) would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity.

Interest payments on each Interest Payment Date for Floating Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date. On the Maturity Date, the interest payable on a Floating Rate Note will include interest accrued to, but excluding, the Maturity Date. Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the cases where the Base Rate is the CD Rate, Commercial Paper Rate, Federal Funds Rate, LIBOR or Prime Rate, or by the actual number of days in the year, in the case where the Base Rate is the Treasury Rate. The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any adjustment by a Spread and/or a Spread Multiplier.

The “Interest Determination Date” where the Base Rate is the CD Rate or the Commercial Paper Rate will be the second Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is the Federal Funds Rate or the Prime Rate will be the Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is LIBOR will be the second London Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is the Treasury Rate will be the day of the week in which such Interest Reset Date falls when Treasury Bills are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is held on the following Tuesday or the preceding Friday. If an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week.

The “Index Maturity” is the period to maturity of the instrument or obligation from which the applicable Base Rate is calculated.

The “Calculation Date,” where applicable, shall be the earlier of (i) the tenth calendar day following the applicable Interest Determination Date or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date.

All times referred to herein reflect New York City time, unless otherwise specified.

The Issuer shall specify in writing to the Issuing and Paying Agent which party will be the calculation agent (the “Calculation Agent”) with respect to the Floating Rate Notes. The Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note to the Issuing and Paying Agent as soon as the interest rate with respect to such Floating Rate Note has been determined and as soon as practicable after any change in such interest rate.

All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation on Floating Rate Notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

CD Rate Notes

“CD Rate” means the rate on any Interest Determination Date for negotiable U.S. dollar certificates of deposit having the Index Maturity as published in the source specified in the Supplement.

If the above rate is not published by 3:00 p.m. on the Calculation Date, the CD Rate will be the rate on such Interest Determination Date published under the caption specified in the Supplement in another recognized electronic source used for the purpose of displaying the applicable rate.

If such rate is not published in either the source specified on the Supplement or another recognized electronic source by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the CD Rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m. on such Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City selected by the Calculation Agent for negotiable U.S. dollar certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity in the denomination of $5,000,000.

If fewer than the three dealers selected by the Calculation Agent are quoting as set forth above, the CD Rate will remain the CD Rate then in effect on such Interest Determination Date.

Commercial Paper Rate Notes

“Commercial Paper Rate” means the Money Market Yield (calculated as described below) of the rate on any Interest Determination Date for commercial paper having the Index Maturity, as published by the Board of Governors of the Federal Reserve System (“FRB”) in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the FRB (“H.15(519)”) under the heading “Commercial Paper-Nonfinancial”.

If the above rate is not published in H.15(519) by 3:00 p.m. on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the Index Maturity published in the daily update of H.15(519), available through the world wide website of the FRB at http://www.federalreserve.gov/releases/h15/Update, or any successor site or publication or other recognized electronic source used for the purpose of displaying the applicable rate (“H.15 Daily Update”) under the heading “Commercial Paper-Nonfinancial”.

If by 3:00 p.m. on such Calculation Date such rate is not published in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m. on such Interest

Determination Date of three leading dealers of U.S. dollar commercial paper in New York City selected by the Calculation Agent for commercial paper of the Index Maturity placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating organization.

If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Commercial Paper Rate with respect to such Interest Determination Date will remain the Commercial Paper Rate then in effect on such Interest Determination Date.

“Money Market Yield” will be a yield (expressed as a percentage) calculated in accordance with the following formula:

D × 360
Money Market Yield =		× 100
360 - (D × M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Notes

“Federal Funds Rate” means the rate on any Interest Determination Date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” and displayed on Reuters Page (as defined below) FEDFUNDS1 (or any other page as may replace the specified page on that service) (“Reuters Page FEDFUNDS1”) under the heading EFFECT.

If the above rate does not appear on Reuters Page FEDFUNDS1or is not so published by 3:00 p.m. on the Calculation Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update under the heading “Federal Funds/(Effective)”.

If such rate is not published as described above by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent prior to 9:00 a.m. on such Interest Determination Date.

If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate will remain the Federal Funds Rate then in effect on such Interest Determination Date.

“Reuters Page” means the display on Thomson Reuters Eikon, or any successor service, on the page or pages specified in this Statement of Terms or the Supplement, or any replacement page on that service.

LIBOR Notes

The London Interbank offered rate (“LIBOR”) means, with respect to any Interest Determination Date, the rate for deposits in U.S. dollars having the Index Maturity that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such Interest Determination Date.

If no rate appears, LIBOR will be determined on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in U.S. dollars are offered to prime banks in the London interbank market by four major banks in such market selected by the Calculation Agent for a term equal to the Index Maturity and in principal amount equal to an amount that in the Calculation Agent’s judgment is representative for a single transaction in U.S. dollars in such market at such time (a “Representative Amount”). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such interest period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in New York City, on such Interest Determination Date by three major banks in New York City, selected by the Calculation Agent, for loans in U.S. dollars to leading European banks, for a term equal to the Index Maturity and in a Representative Amount; provided, however, that if fewer than three banks so selected by the Calculation Agent are providing such quotations, the then existing LIBOR rate will remain in effect for such Interest Payment Period.

“Designated LIBOR Page” means the display on Thomson Reuters Eikon (or any successor service) on the “LIBOR01” page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks.

Prime Rate Notes

“Prime Rate” means the rate on any Interest Determination Date as published in H.15(519) under the heading “Bank Prime Loan”.

If the above rate is not published in H.15(519) prior to 3:00 p.m. on the Calculation Date, then the Prime Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update opposite the caption “Bank Prime Loan”.

If the rate is not published prior to 3:00 p.m. on the Calculation Date in either H.15(519) or H.15 Daily Update, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME1 Page (as defined below) as such bank’s prime rate or base lending rate as of 11:00 a.m., on that Interest Determination Date.

If fewer than four such rates referred to above are so published by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by three major banks in New York City selected by the Calculation Agent.

If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

“Reuters Screen US PRIME1 Page” means the display designated as page “US PRIME1” on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Treasury Rate Notes

“Treasury Rate” means:

(1) the rate from the auction held on the Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the Supplement under the caption “INVEST RATE” on the display on the Reuters Page designated as USAUCTION10 (or any other page as may replace that page on that service) or the Reuters Page designated as USAUCTION11 (or any other page as may replace that page on that service), or

(2) if the rate referred to in clause (1) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or

(3) if the rate referred to in clause (2) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(5) if the rate referred to in clause (4) not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(6) if the rate referred to in clause (5) is not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m. on that Interest Determination Date, of three primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the Supplement, or

(7) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

D × N
Bond Equivalent Yield =		× 100
360 - (D × M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

3.

Final Maturity. The Stated Maturity Date for any Note will be the date so specified in the Supplement, which shall be no later than 397 days from the date of issuance. On its Stated Maturity Date, or any date prior to the Stated Maturity Date on which the particular Note becomes due and payable by the declaration of acceleration, each such date being referred to as a Maturity Date, the principal amount of such Note, together with accrued and unpaid interest thereon, will be immediately due and payable.

4.

Events of Default. The occurrence of any of the following shall constitute an “Event of Default” with respect to a Note: (i) default in any payment of principal of or interest on such Note (including on a redemption thereof); (ii) the Issuer makes any compromise arrangement with its creditors generally including the entering into any form of moratorium with its creditors generally; (iii) a court having jurisdiction shall enter a decree or order for relief in respect of the Issuer in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or there shall be appointed a receiver, administrator, liquidator, custodian, trustee or sequestrator (or similar officer) with respect to the whole or substantially the whole of the assets of the Issuer and any such decree, order or appointment is not removed, discharged or withdrawn within 60 days thereafter; or (iv) the Issuer shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, administrator, liquidator, assignee, custodian, trustee or sequestrator (or similar official), with respect to the whole or substantially the whole of the assets of the Issuer or make any general assignment for the benefit of creditors. Upon the occurrence of an Event of Default, the principal of each obligation evidenced by such Note (together with interest accrued and unpaid thereon) shall become, without any notice or demand, immediately due and payable.

5.

Obligation Absolute. No provision of the Issuing and Paying Agency Agreement under which the Notes are issued shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on each Note at the times, place and rate, and in the coin or currency, herein prescribed.

6.	Supplement. Any term contained in the Supplement shall supersede any conflicting term contained herein.

7.

Interest Act (Canada) Disclosure. Whenever any interest or fee under a Note is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time. For avoidance of doubt, the foregoing sentence is for disclosure purposes only and shall not affect how interest or fees are calculated under any Note.

Exhibit C

Form of Guarantee of Ovintiv Inc.

GUARANTEE

GUARANTEE, dated as of January 28, 2020, of Ovintiv Inc., a Delaware corporation (the “Guarantor”).

The Guarantor, for value received, hereby agrees as follows for the benefit of the holders from time to time of the Notes hereinafter described:

1.

The Guarantor irrevocably guarantees payment in full, as and when the same becomes due and payable, of the principal of and interest, if any, on the promissory notes (the “Notes”) issued by Ovintiv Canada ULC, an unlimited liability corporation organized under the laws of the Province of British Columbia (the “Issuer”), from time to time pursuant to the Amended and Restated Commercial Paper Issuing and Paying Agent Agreement, dated as of January 27, 2020, as the same may be amended, supplemented or modified from time to time, between the Issuer and Citibank, N.A. (the “Agreement”) and sold from time to time by one or more dealers (each a “Dealer”) who have entered, or from time to time may enter, into commercial paper dealer agreements relating to the Notes among such Dealer, Ovintiv Inc., a Delaware corporation (the “Parent”) and the Issuer (each a “Dealer Agreement”).

2.	The Guarantor’s obligations under this Guarantee shall be unconditional, irrespective of the validity or enforceability of any provision of the Agreement or the Notes.

3.

This Guarantee is a guaranty of the due and punctual payment (and not merely of collection) of the principal of and interest, if any, on the Notes by the Issuer and shall remain in full force and effect until all amounts have been validly, finally and irrevocably paid in full, and shall not be affected in any way by any circumstance or condition whatsoever, including without limitation (a) the absence of any action to obtain such amounts from the Issuer, (b) any variation, extension, waiver, compromise or release of any or all of the obligations of the Issuer under the Agreement or the Notes or of any collateral security therefore or (c) any change in the existence or structure of, or the bankruptcy or insolvency of, the Issuer or by any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. The Guarantor waives all requirements as to diligence, presentment, demand for payment, protest and notice of any kind with respect to the Agreement and the Notes.

4.

In the event of a default in payment of principal of or interest on any Notes, the holders of such Notes may institute legal proceedings directly against the Guarantor to enforce this Guarantee without first proceeding against the Issuer.

5.

This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment by the Issuer of the principal of or interest, if any, on the Notes, in whole or in part, is rescinded or must otherwise be returned by the holder upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

6.	This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

Exhibit D

Form of Guarantee

GUARANTEE

GUARANTEE, dated as of [●], 2020, of [●], a corporation organized under the laws of [●] (the “Guarantor”).

The Guarantor, for value received, hereby agrees as follows for the benefit of the holders from time to time of the Notes hereinafter described:

1.

The Guarantor irrevocably guarantees payment in full, as and when the same becomes due and payable, of the principal of and interest, if any, on the promissory notes (the “Notes”) issued by Ovintiv Canada ULC, an unlimited liability corporation organized under the laws of the Province of British Columbia (the “Issuer”), from time to time pursuant to the Amended and Restated Commercial Paper Issuing and Paying Agent Agreement, dated as of January 27, 2020, as the same may be amended, supplemented or modified from time to time, between the Issuer and Citibank, N.A. (the “Agreement”) and sold from time to time by one or more dealers (each a “Dealer”) who have entered, or from time to time may enter, into commercial paper dealer agreements relating to the Notes among such Dealer, Ovintiv Inc., a Delaware corporation (the “Parent”) and the Issuer (each a “Dealer Agreement”).

2.	The Guarantor’s obligations under this Guarantee shall be unconditional, irrespective of the validity or enforceability of any provision of the Agreement or the Notes.

3.

This Guarantee is a guaranty of the due and punctual payment (and not merely of collection) of the principal of and interest, if any, on the Notes by the Issuer and shall remain in full force and effect until all amounts have been validly, finally and irrevocably paid in full, and shall not be affected in any way by any circumstance or condition whatsoever, including without limitation (a) the absence of any action to obtain such amounts from the Issuer, (b) any variation, extension, waiver, compromise or release of any or all of the obligations of the Issuer under the Agreement or the Notes or of any collateral security therefore or (c) any change in the existence or structure of, or the bankruptcy or insolvency of, the Issuer or by any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. The Guarantor waives all requirements as to diligence, presentment, demand for payment, protest and notice of any kind with respect to the Agreement and the Notes.

4.

In the event of a default in payment of principal of or interest on any Notes, the holders of such Notes may institute legal proceedings directly against the Guarantor to enforce this Guarantee without first proceeding against the Issuer.

5.

This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment by the Issuer of the principal of or interest, if any, on the Notes, in whole or in part, is rescinded or must otherwise be returned by the holder upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

6.	This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

7.

[To the extent that the Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding in connection with or arising out of this Guarantee, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guarantee, the Guarantor hereby irrevocably and unconditionally waives, and agrees for the benefit of any holder or Dealer from time to time of the Notes not to plead or claim, any such immunity, and consents to such relief and enforcement.

8.

Any payments under this Guarantee shall be in United States dollars and shall be free of all withholding, stamp and other similar taxes and of all other governmental charges of any nature whatsoever imposed by the jurisdiction in which the Guarantor is located or from which any such payment is made. In the event any withholding is required by law, the Guarantor agrees to (i) pay the same and (ii) pay such additional amounts which, after deduction of any such withholding, stamp or other taxes or governmental charges of any nature, whatsoever imposed with respect to the payment of such additional amount, shall equal the amount withheld pursuant to clause (i).

9.

The Guarantor agrees to indemnify each holder from time to time of Notes against any loss incurred by such holder as a result of any judgment or order being given or made for any amount due hereunder or thereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such holder is able to purchase United States dollars with the amount of Judgment Currency actually received by such holder. The foregoing indemnity shall constitute a separate and independent obligation of the Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.][1]

[1]	Sections 7 through 9 shall be applicable only if the Guarantor is organized under the laws of a jurisdiction outside of the United States.

10.	The Guarantor represents and warrants as follows to each Dealer and acknowledges and confirms that each Dealer is relying upon such representations and warranties:

(a)

The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite power and authority to execute, deliver and perform its obligations under this Guarantee.

(b)

This Guarantee has been duly authorized, executed and delivered by the Guarantor and constitutes legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c)	The Guarantor is not required to register as an investment company under the Investment Company Act of 1940, as amended.

(d)

Assuming compliance by the Dealers with their respective obligations under the Dealer Agreements, the offer and sale of the Guarantee in the manner contemplated thereby and hereby do not require registration of the Guarantee under the U.S. Securities Act of 1933, as amended, pursuant to the exemption from registration contained in Section 4(a)(2) thereof, and no indenture in respect of the Guarantee is required to be qualified under the Trust Indenture Act of 1939, as amended.

(e)

Assuming that the Notes are offered, issued, sold and delivered under the circumstances contemplated by each Dealer Agreement, no consent or action of, or filing or registration with, any governmental or public regulatory body or authority, including the SEC, is required to authorize, or is otherwise required in connection with the execution, delivery or performance of, this Guarantee, except as shall have been obtained prior to the issuance of any Notes or as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes.

(f)	Assuming that the Notes are offered, issued, sold and delivered under the circumstances contemplated by the Dealer Agreements, neither the execution and delivery of this Guarantee, nor the fulfillment of or compliance with the terms and provisions hereof by the Guarantor, will violate or result in a breach or a default under any of the terms of the charter documents or by-laws of the Guarantor, any contract or instrument to which the Guarantor is a party or by which it or its property is bound, or any law or regulation, or any order, writ, injunction or decree of any court or government instrumentality, to which the Guarantor is subject or by which it or its property is bound, which breach or default might have a material adverse effect on the condition (financial or otherwise), operations or business of the Guarantor and its consolidated subsidiaries, taken as a whole, or the ability of the Guarantor to perform its obligations under this Guarantee.

11.

The Guarantor hereby covenants and agrees with each Dealer that the Guarantor shall observe, perform and comply with any and all of the covenants of the Parent and its subsidiaries contained in the relevant Dealer Agreement that the Parent or such other subsidiary agrees that the Guarantor (as a subsidiary or otherwise) shall observe, perform and comply with.

12.

If the Guarantor is released from its guarantee of the due and punctual payment of the principal of, premium, if any, and interest on the Parent’s (i) 3.90% notes due November 15, 2021, (ii) 8.125% notes due September 15, 2030, (iii) 7.20% notes due November 1, 2031, (iv) 7.375% notes due November 1, 2031, (v) 6.50% notes due August 15, 2034, (vi) 6.625% notes due August 15, 2037, (vii) 6.50% notes due February 1, 2038, and (viii) 5.15% notes due November 15, 2041 (other than as a result of any payment being made under such guarantee), then, upon the request of the Parent or the Guarantor for the release of this Guarantee and provided that no default of the Guarantor’s obligations hereunder has occurred and is continuing or would result from such release, this Guarantee shall also be released.

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